UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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BARRETT BUSINESS SERVICES, INC.

April 26, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Barrett Business Services, Inc., to be held at 2:00 p.m., Pacific Time, on Wednesday, May 30, 2012, at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662.

Matters to be presented for action at the meeting include the election of directors, ratification of the selection of our independent auditors, and an advisory vote to approve our executive compensation. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

We look forward to conversing with those of you who are able to attend the meeting in person. Whether or not you can attend, it is important that you sign, date, and return your proxy as soon as possible, or follow the instructions for telephone or Internet voting on the accompanying proxy. If you do attend the meeting and wish to vote in person, you may revoke your proxy and vote personally.

Sincerely,

Michael L. Elich

President and Chief Executive Officer

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 30, 2012

You are invited to attend the annual meeting of stockholders (the “Meeting”) of Barrett Business Services, Inc., a Maryland corporation (the “Company”), to be held at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662, on Wednesday, May 30, 2012, at 2:00 p.m., Pacific Time.

Only stockholders of record at the close of business on April 9, 2012, will be entitled to notice of and to vote at the Meeting or any postponements or adjournments thereof.

The Meeting is being held to consider and vote on the following matters:

1.	Election of six directors;

2.	Ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012;

3.	An advisory vote to approve our executive compensation; and

4.	The transaction of any other business as may properly come before the Meeting or any postponements or adjournments thereof.

Please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or follow the instructions on the proxy for telephone or Internet voting, to avoid the expense of further solicitation. If you attend the Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

James D. Miller

Secretary

Vancouver, Washington

April 26, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2012:

The proxy statement for the 2012 annual meeting of stockholders and 2011 annual report to stockholders are available at http://bbsi2012.investorroom.com.

BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Barrett Business Services, Inc., a Maryland corporation (the “Company”), to be voted at the annual meeting of stockholders to be held on May 30, 2012 (the “Annual Meeting”), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on approximately April 26, 2012.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the shares will be voted FOR Items 1, 2 and 3.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares (known as a “broker non-vote”) on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers, including the election of directors and the advisory vote to approve our executive compensation. Your broker may vote without instructions on the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for 2012. We encourage you to return your proxy promptly, or follow the instructions for telephone or Internet voting on the proxy, even if you plan to attend the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending the Annual Meeting and voting in person. The mailing address of the Company’s principal executive offices is 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions included with this proxy statement on how to vote your shares and, if necessary, how to change or revoke your voting instructions.

The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or other telecommunication by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 9, 2012, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had outstanding 6,991,481 shares of Common Stock, $.01 par value (“Common Stock”). Each share of Common Stock is entitled to one vote at the Annual Meeting. Holders of shares of the Company’s Series A Nonconvertible, Non-Voting Redeemable Preferred Stock (the “Series A Preferred Stock”) are not entitled to vote those shares at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

ITEM 1—ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine, with the current number fixed at six. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

A nominee will be elected if the nominee receives a plurality of the votes cast by the shares entitled to vote in the election, provided that a quorum is present at the Annual Meeting. A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to withhold authority to vote for one or more nominees and broker non-votes. Votes that are withheld and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that the stockholders vote for each of the nominees named below to serve as a director until the next annual meeting of stockholders and his successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and ages as of March 31, 2012. All of the nominees for election as directors are current Board members.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Co-founder, Portal Capital, an investment management company	53	2000

Michael L. Elich	President and Chief Executive Officer of the Company	47	2011

James B. Hicks, Ph.D.	Research Professor, Cold Spring Harbor Laboratory, a nonprofit research institution in New York	65	2001

Roger L. Johnson	Founder and Managing Partner of Summa Global Advisors, LLC, an investment advisory firm	68	2006

Jon L. Justesen	Co-owner and Chief Executive Officer of Justesen Ranches located in eastern Oregon	60	2004

Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio, an investment management firm	72	1993

As discussed below under “Nominating and Governance Committee,” the Nominating and Governance Committee (the “Nominating Committee”) evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enables it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes and skills of each nominee that led the Nominating Committee to conclude that the individual should continue to serve as a director of the Company, including his business experience during the past five years, are described below.

Thomas J. Carley was President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years until February 1998, when the company was sold to D.A. Davidson & Co. Thereafter, he was a research analyst at D.A. Davidson & Co. covering technology companies and financial institutions, as well as the Company, until December 1999. Mr. Carley was a private investor until July 2006, when he co-founded Portal Capital, an investment management company. Since July 2006, Mr. Carley has acted as principal of Portal Capital with responsibility for all of Portal Capital’s financial duties. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in accounting and finance, and an A.B. degree in Economics from Dartmouth College. He brings financial expertise to the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with PricewaterhouseCoopers LLP and as chair of the Board’s Audit and Compliance Committee.

Michael L. Elich joined the Company in October 2001 as Director of Business Development. He was appointed Vice President and Chief Operating Officer in May 2005. He was appointed interim President and Chief Executive Officer in January 2011 upon the death of William W. Sherertz. Effective February 17, 2011, Mr. Elich was elected to the Board and his position as President and Chief Executive Officer was confirmed. From 1995 to 2001, Mr. Elich served as Executive Vice President and Chief Operating Officer of Skills Resource Training Center, a staffing services company with offices in Oregon, Washington and Idaho later acquired by the Company in 2004. Mr. Elich graduated from Montana State University with a B.S. degree in Economic Science. Mr. Elich serves as a director of Tournament Golf Foundation, a non-profit organization that has donated more than $14 million to children’s charities since its inception in 1972. Mr. Elich brings to the Board his deep knowledge of the Company’s operations and industry and significant management experience.

James B. Hicks is Research Professor of Cancer Genetics at Cold Spring Harbor Laboratory and serves as Vice President for Science and director of GenDx, Inc., a cancer diagnostic company based in New York. He is also a co-founder and director of Virogenomics, Inc., a biotechnology company located in the Portland metropolitan area, for which he previously served as Chief Technology Officer. Dr. Hicks was a director of AVI BioPharma, Inc., from 1997 until October 2007 and a member of AVI BioPharma, Inc.’s audit committee. Between 1990 and 2006 Dr. Hicks co-founded five biotech/internet companies. Dr. Hicks completed a postdoctoral program at Cornell University, received a Ph.D. from the University of Oregon, and received a B.A. degree from Willamette University. Through his experience with other public companies, Dr. Hicks provides valuable business and financial insight to the Board. He is chair of the Board’s Compensation and Nominating Committees.

Roger L. Johnson has been the Managing Partner of Summa Global Advisors, LLC, since October 2008. He was a Principal of Coldstream Capital Management, Inc., a wealth management firm headquartered in Bellevue, Washington, from 2005 until 2008. Mr. Johnson was President and CEO of Western Pacific Investment Advisers, Inc., for 15 years until its acquisition by Coldstream in 2005. Mr. Johnson is an ROTC Distinguished Military Graduate of Gonzaga University, with a B.A. degree in Psychology and minors in business administration and philosophy. After college, Mr. Johnson was an Infantry Captain in the U.S. Army in Vietnam, where his assignments included serving as a platoon leader in the 101st Airborne Division, an infantry adviser, and a company commander. Mr. Johnson has 42 years of experience in the financial services industry including extensive experience in asset allocation and portfolio management. As a result of his involvement in the financial services industry, Mr. Johnson contributes his business, leadership and management perspectives as a director of the Company and chair of the Board’s Investment Committee.

Jon L. Justesen is co-owner and Chief Executive Officer of Justesen Ranches, which operates in four counties in two states. He is also owner and President of Buckhollow Ranch, Inc., and has 35 years of experience creating wealth as a private investor. During Mr. Justesen’s 40 plus years of successfully growing and managing agribusinesses in eastern Oregon, he has overseen operations involving timber, wheat and cattle production, property management and development, and resource-based recreational activities. He brings to the Board leadership and business management skills developed during his lifelong career managing substantial ranching operations. He also provides the Company with connections to potential customers through his personal network of business contacts developed in several geographic markets in which the Company operates.

Anthony Meeker serves as Chairman of the Board. He retired in 2003 as a Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.), where he was employed for 10 years. Mr. Meeker is also a director of First Federal Savings and Loan Association of McMinnville and was a director of Oregon Mutual Insurance Company until March 2012, serving on its audit, compensation and risk management committees, and as chair of its investment committee. He also serves on the board of two charitable organizations, Mid Valley Rehabilitation and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University. Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with regard to its self-insured status with respect to workers’ compensation and overseeing its captive insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight as a result of his public service as state treasurer and service on other corporate boards.

Mr. Johnson and Mr. Justesen are first cousins.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held 16 meetings in 2011. During 2011, each director attended at least 90 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served during his tenure on such committee or the Board.

The Company does not have a policy regarding directors’ attendance at the Company’s annual meeting of stockholders. All of the directors attended last year’s annual meeting.

The Board has determined that Messrs. Carley, Hicks, Johnson, Justesen, and Meeker are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market.

Board Leadership Structure

William W. Sherertz served as the Company’s Chief Executive Officer from 1980 until January 20, 2011, when he passed away, and was also Chairman of the Board of the Company for more than 15 years until his death. At an emergency meeting of the Board held on January 20, 2011, the Board named Michael L. Elich interim President and Chief Executive Officer and appointed Anthony Meeker, a long-time outside director of the Company, as Chairman of the Board. On February 17, 2011, the Board elected Mr. Elich to serve as a director to fill the vacancy left by Mr. Sherertz.

Each of our directors other than Mr. Elich, including each member of the Board’s audit, nominating and compensation committees, is an independent director under the Nasdaq listing rules. The outside directors also meet from time to time in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that the Board leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company and its stockholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company’s management is responsible for identifying, assessing and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes. The Board, either as a whole or through the Audit and Compliance Committee (the “Audit Committee”) and other board committees, periodically discusses with management strategic and financial risks associated with the Company’s operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and discusses with management, outside actuarial consultants, and the Company’s independent registered public accounting firm the Company’s policies and practices with respect to risk and particular areas of risk exposure, including with respect to the Company’s self-insurance program for workers’ compensation coverage and management of its captive insurance subsidiaries. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs. The Nominating Committee oversees the functioning of the Board and its committees as well as succession planning for the Company’s executive positions. The Compensation Committee monitors the Company’s incentive compensation programs to be sure that management is not encouraged to take actions involving excessive risk. The Investment Committee oversees the investment advisors retained by the Company and monitors its investments in marketable securities and other financial instruments.

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally-permitted non-audit services provided by the Company’s independent registered public accounting firm (the “independent auditors”), makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls, and the quality of financial reporting. The Audit Committee also oversees the Company’s Code of Business Conduct and Code of Ethics for Senior Financial Officers, and reviews for potential conflicts of interest, and determines whether or not to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company’s annual proxy statement. The Audit Committee held five meetings in 2011.

The current members of the Audit Committee are Messrs. Carley (chair), Hicks, Johnson, and Meeker. The Board has determined that Thomas J. Carley is qualified to be an “audit committee financial expert” as defined by rules of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has also determined that each member of the Audit Committee, including Mr. Carley, meets the financial literacy and independence requirements for audit committee membership specified in applicable rules of the SEC under the Exchange Act and in listing standards applicable to companies listed on The Nasdaq Stock Market. The Audit Committee’s activities are governed by a written charter, a copy of which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

Compensation Committee

The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding base salaries and other forms of compensation to be paid to executive officers, including decisions as to grants of options and other stock-based awards. The current members of the Compensation Committee are Dr. Hicks (chair) and Messrs. Carley and Justesen, each of whom is “independent” as defined in Rule 5605(a)(2) of the listing standards for companies listed on The Nasdaq Stock Market. Mr. Meeker was a member of the Compensation Committee until February 17, 2011, and is also independent under the Nasdaq listing standards. The Compensation Committee held four meetings in 2011.

The Compensation Committee’s responsibilities are outlined in a written charter, a copy of which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section. The Compensation Committee is charged with carrying out the Board’s overall responsibilities relating to compensation of the Company’s executive officers and directors. Its specific duties include reviewing the Company’s cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board as it deems appropriate. In the course of reviewing the Company’s compensation policies and practices, the Compensation Committee has considered whether the Company’s compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company, and has concluded that such a result is unlikely.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and makes recommendations to the Compensation Committee regarding salary adjustments, awards of stock options and the satisfaction of performance goals for cash incentive bonuses to the other executive officers. The Compensation Committee is responsible for annually evaluating the CEO’s performance and establishing his compensation. The Compensation Committee exercises its own discretion in accepting or modifying the CEO’s recommendations regarding the performance and compensation of the Company’s other executive officers. The Compensation Committee also administers the Company’s stock incentive plans.

The Compensation Committee, as it deems appropriate and permitted by applicable law, may delegate its responsibilities to a subcommittee. Also, in 2011, the Compensation Committee delegated to the CEO authority to grant stock options for up to 100,000 shares of Common Stock under the Company’s 2009 Stock Incentive Plan in his discretion to corporate and branch personnel who were not executive officers. Although the Compensation Committee has express authority to retain outside compensation consultants and other advisors, it did not do so in 2011 and has not had a practice of doing so in the past.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining and evaluating the composition of the Board and its committees. The Nominating Committee is also responsible for developing corporate governance guidelines for the Company. The current members of the Nominating Committee are Messrs. Hicks (chair), Carley, Johnson, Justesen, and Meeker. The Nominating Committee held two meetings in 2011.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market. The Nominating Committee is governed by a written charter, which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider:

•	The candidate’s ability to commit sufficient time to the position;

•	Professional and educational background that is relevant to the financial, regulatory, and business environment in which the Company operates;

•	Demonstration of ethical behavior;

•	Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and

•	The need to satisfy independence and financial expertise requirements relating to Board composition.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. Whenever the Nominating Committee is required to identify new director candidates, because of a vacancy or a decision to expand the Board, the Nominating Committee will poll current directors for suggested candidates. The Nominating Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate. The Nominating Committee does not have a policy in place for considering diversity in identifying nominees for director.

Once potential candidates are identified, the Nominating Committee will conduct interviews with the candidates and perform such investigations into the candidates’ background as the Nominating Committee deems appropriate.

The Nominating Committee will consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o James D. Miller, Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

DIRECTOR COMPENSATION FOR 2011

The following table summarizes compensation paid to the Company’s outside directors for services during 2011. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2011.

Name	Fees Earned or Paid in Cash(1)	Option Awards($)(2)	All Other Compensation	Total
Thomas J. Carley	$36,831	$36,170	—	$73,001
James B. Hicks, Ph.D.	$35,669	$36,170	—	$71,839
Roger L. Johnson	$33,919	$36,170	—	$70,089
Jon L. Justesen	$31,000	$36,170	—	$67,170
Anthony Meeker	$41,500	$36,170	—	$77,670

(1)

Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable in cash. Directors received an annual retainer of $24,000, payable in cash in two equal installments on January 1 and July 1 of each year, through May 31, 2011. Effective June 1, 2011, the annual retainer was increased to $36,000 for each independent director other than the Chairman of the Board, whose annual retainer was increased to $54,000. Committee chairs receive the following additional annual cash compensation: Audit, $10,000; Compensation, $5,000; Investment, $5,000; and Nominating, $3,000. Cash compensation is paid in monthly installments beginning June 1, 2011.

(2)

The amounts shown represent the grant date fair value of options for 5,000 shares granted to each outside director on April 6, 2011, computed in accordance with Topic 718 of the Accounting Standards Codification of the Financial Accounting Standards Board. The options become exercisable in eight equal annual installments beginning April 6, 2012, subject to acceleration of vesting upon death, disability or a change in control of the Company; have an exercise price equal to fair market value on the date of grant; and expire 10 years following the date of grant or, if earlier, three months following the date on which the holder ceases to be a director other than by reason of death, disability, or retirement, one year following death or disability, or five years after retirement. At December 31, 2011, the Company’s outside directors held stock options as follows: Mr. Carley, 16,500 shares; Dr. Hicks, 18,750 shares; Mr. Johnson, 9,000 shares; Mr. Justesen, 12,750 shares; and Mr. Meeker, 18,000 shares.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers (“Code of Ethics”), which is applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Code of Ethics is included as part of the Company’s Code of Business Conduct, which is generally applicable to all of the Company’s directors, officers, and employees. The Code of Business Conduct is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 9, 2012, by each director, by each executive officer and by all directors and executive officers of the Company as a group. In addition, it provides information about each other person or group known to the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

Names and Addresses of 5 Percent Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent
Lombardia Capital Partners LLC(2)	721,899	10.3%
Heartland Advisors, Inc.(3)	550,000	7.9%
Dimensional Fund Advisors LP(4)	498,394	7.1%
BlackRock Fund Advisors(5)	423,943	6.1%

Names of Directors and Executive Officers
Thomas J. Carley	31,353	*
Michael L. Elich	100,623	1.4%
James B. Hicks, Ph.D.	24,233	*
Roger L. Johnson.	6,625	*
Jon L. Justesen	44,224	*
Anthony Meeker	18,035	*
James D. Miller	42,050	*
Gregory R. Vaughn	89,438	1.3%
All directors and executive officers as a group (8 persons)	356,581	5.0%

*	Less than 1% of the outstanding shares of Common Stock.
(1)

Includes options to purchase Common Stock exercisable within 60 days following April 9, 2012, as follows: Mr. Carley, 10,625 shares; Mr. Elich, 58,248 shares; Dr. Hicks, 12,875 shares; Mr. Johnson, 3,125 shares; Mr. Justesen, 6,875 shares; Mr. Meeker, 12,125 shares; Mr. Miller, 37,050 shares; Mr. Vaughn, 60,699 shares; and all directors and executive officers as a group, 201,622 shares.

(2)

Based on information contained in Schedule 13G filed on February 15, 2012, by Lombardia Capital Partners LLC, 55 South Lake Avenue, Suite 750, Pasadena, California 91101, reporting sole voting power as to 419,776 shares and shared dispositive power as to 721,899 shares.

(3)

Based on information contained in Schedule 13G filed on February 10, 2012, by Heartland Advisors, Inc., 789 North Water Street, Milwaukee, Wisconsin 53202, reporting shared voting and dispositive power as to the shares listed.

(4)

Based on information contained in Schedule 13G filed on February 14, 2012, by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas 78746, reporting sole voting power as to 477,685 shares and sole dispositive power as to 498,394 shares.

(5)	Based on information contained in Form 13Fs filed on February 14, 2012, by BlackRock Fund Advisors and BlackRock Institutional Trust Company, N.A., 400 Howard Street, San Francisco, California 94105.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act (“Section 16”) requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 “reporting persons,” including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company’s knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) filed with the SEC and written representations by the Company’s directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2011, other than Dr. Hicks and Mr. Justesen, each of whom filed one late report of a purchase of shares, and the Estate of William W. Sherertz and Kimberly J. Jacobsen Sherertz, each of whom filed an initial report of beneficial ownership after the due date.

MATTERS RELATING TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP was the Company’s independent registered public accounting firm with respect to its audited financial statements for the year ended December 31, 2011. The Company expects representatives of Moss Adams LLP to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Fees Paid to Principal Independent Registered Public Accounting Firm

The following fees were billed by Moss Adams LLP for professional services rendered to the Company in fiscal 2010 and 2011:

	2010	2011
Audit Fees(1)	$334,500	$334,500
Audit Related Fees(2)	$20,000	$42,100
Tax Fees(3)	$21,300	$25,600
All Other Fees	—	—

(1)

Consists of fees for professional services for the audit of the Company’s annual financial statements for the year shown and for review of financial statements included in quarterly reports on Form 10-Q filed during that year.

(2)

Refers to assurance and related services and subsidiary audit services that are reasonably related to the audit or review of the Company’s financial statements and that are not included in audit fees, including reviewing and assisting the Company with preparing responses to correspondence received by the Company from the SEC commenting on reports and other documents filed by the Company with the SEC.

(3)

Consists primarily of tax consulting services related to analysis of certain expense deductions and non-business income exclusions from taxable income in various states in which the Company conducts its business.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company’s independent registered public accounting firm (the “independent auditors”), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company’s Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC’s rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit and Compliance Committee and its individual members have met with management and with the Company’s independent auditors, Moss Adams LLP, to review the audit process and the Company’s accounting functions and to review and discuss the Company’s audited financial statements for the year ended December 31, 2011. The Committee discussed and reviewed with the Company’s independent auditors all matters that the independent auditors were required to communicate and discuss with the Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. Committee members also discussed and reviewed the results of the independent auditors’ examination of the financial statements, and the quality and adequacy of the Company’s internal controls. The independent auditors provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Committee concerning independence, and the Committee discussed with the independent auditors any relationships that may affect their objectivity and independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2011, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

AUDIT AND COMPLIANCE

COMMITTEE

Thomas J. Carley, Chair

James B. Hicks, Ph.D.

Roger L. Johnson

Anthony Meeker

ITEM 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Moss Adams LLP as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2012. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company’s charter documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Moss Adams LLP, the Audit Committee will reconsider its selection.

Provided that a quorum is present, the selection of Moss Adams LLP as the Company’s independent auditors will be ratified if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting and shares that abstain from voting on this proposal will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2012.

ITEM 3—ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2011 annual meeting, the Company’s stockholders approved the Board’s recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company’s executive officers again this year.

The Compensation Committee believes that executive compensation should align with the stockholders’ interests, without encouraging excessive or unnecessary risk. This compensation philosophy, and the program structure approved by the Compensation Committee, are central to the Company’s ability to attract, retain and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail under the subheading “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy and Objectives.” A detailed description of compensation paid to our named executive officers in 2011 follows that discussion and analysis.

The total compensation paid to our Chief Executive Officer in 2011 was substantially below the totals reported by 18 of the 24 public companies in the Portland, Oregon, metropolitan area that had publicly disclosed 2011 compensation paid to their CEOs by early April 2012. Also, more than 50% of the total 2011 compensation of our named executive officers shown in the Summary Compensation Table below is attributable to option grants (based on grant date fair value) made in April 2011 with the goal of tying a significant portion of their compensation to long-term stock price performance. The Company’s stock price increased from approximately $15 per share at the beginning of 2011 to nearly $20 per share at the end of the year.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our named executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above-referenced disclosures appear under the heading “Executive Compensation” on pages 13 through 19 of this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board’s overall responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee has reviewed the following section entitled “Compensation Discussion and Analysis” and has discussed its contents with members of the Company’s management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the following section be included in the proxy statement, as well as in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, through its incorporation by reference from the proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

James B. Hicks, Ph.D., Chair

Thomas J. Carley

Jon L. Justesen

Anthony Meeker (until February 17, 2011)

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the “Committee”) has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual or long-term strategic goals by the Company. The principles underlying our compensation policies are:

•	To attract and retain qualified people;

•	To provide competitive compensation relative to compensation paid to similarly situated executives; and

•	To align the interests of executives to build long-term stockholder value.

At the 2011 annual meeting of stockholders, more than 95% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company’s named executive officers, demonstrating substantial support for our executive compensation program.

2011 Executive Compensation Components. For the fiscal year ended December 31, 2011, the principal components of compensation for executive officers were:

•	Base salary;

•	Performance-based annual cash incentive compensation;

•	Discretionary cash bonuses; and

•	Grants of employee stock options.

In early 2011, the Committee reviewed existing levels of compensation for the Company’s executive officers and concluded that, across the board, amounts paid by the Company were substantially below metrics reported for comparable positions at similarly-sized public companies. Consequently, as described in more detail below, the Committee approved substantial increases in each principal category of executive compensation, based on its determination that executive compensation levels at the Company were below market and had been for several years, as well as in recognition of the significantly increased responsibilities assumed by the three executives following Mr. Sherertz’s passing.

Base Salary

In determining base salaries for executives in 2011, the Committee primarily considered:

•	Available market data;

•	Scope of responsibilities; and

•	Individual performance of the executive.

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as upon a promotion or other change in job responsibility. Following Mr. Sherertz’s death in January 2011, the Committee recommended and the Board approved immediate increases in executive officer annual salary levels as follows: Mr. Elich, by 33% to $300,000; Mr. Vaughn, by 16% to $250,000; and Mr. Miller, by 18% to $225,000. The Committee determined that the increases were appropriate in light of the additional responsibilities placed on Mr. Elich in his new position and the added workload for all the executives as a result of the transition in leadership and the Company’s continued growth in revenues and client base.

Performance-Based Annual Cash Incentive Compensation

For more than a decade the Company has had in place an annual cash incentive bonus award program under which executive officers have been eligible to receive an annual bonus based on the Company’s annual Return on Equity (“ROE”). ROE is calculated by dividing the Company’s most recent year’s net income (before taking into account the provision for executive officer bonuses) by the Company’s total stockholders’ equity as of December 31 of the preceding year. After the Company’s financial results for the prior year have been finalized, performance bonuses are calculated by multiplying the officer’s salary paid during the preceding year by the Company’s ROE. The Committee determined that the Company’s ROE for 2011 for purposes of the bonus program was 15.16%. The resulting annual cash incentive bonuses for 2011 are shown in the Summary Compensation Table below.

The Committee is currently working on development of a new annual cash incentive program for executive officers for 2012 pursuant to which awards will be payable based on the achievement of objective performance goals.

Discretionary Bonuses

During the first quarter of 2012, the Committee determined to award discretionary cash bonuses to the Company’s executive officers for services during 2011 in the amounts shown in the Summary Compensation Table below. The bonuses were awarded in recognition of the successful leadership demonstrated by the executive team in managing both internal operations and external outreach to the Company’s customers and investors in the wake of Mr. Sherertz’s death. On a combined basis, the performance-based and discretionary components of the 2011 cash bonuses represented approximately 27% of the total cash compensation paid to the Company’s executive officers for services in 2011.

Long-Term Equity Incentive Compensation

In April 2011, the Committee approved grants of employee stock options under the 2009 Stock Incentive Plan to Mr. Elich for 75,000 shares and to each of Messrs. Miller and Vaughn for 50,000 shares. The grants were intended to serve as a significant incentive aligning the long-term interests of the executive team with the interests of the Company’s stockholders.

Retirement Benefits

Employees, including executive officers, may participate in the Company’s 401(k) defined contribution plan. The Company matches each employee’s contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $9,800.

Change in Control Employment Agreements

The Company entered into agreements with Messrs. Elich, Miller and Vaughn in April 2011 that provide for severance benefits in the event that the officer’s employment is terminated by the Company without cause (as defined) or by the officer for good reason (as defined) following a change in control of the Company, as described in greater detail under “Potential Payments upon Termination or Change in Control” below. The Committee approved the agreements with the goal of providing the Company’s stockholders with greater assurance of stability within senior management.

Deductibility of Executive Compensation. The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the deductibility for federal income tax purposes of annual compensation totaling more than $1,000,000 paid to certain executive officers, with exceptions for qualifying performance-based compensation. The Company believes that compensation paid to its executive officers currently is fully deductible for federal income tax purposes.

Summary Compensation Table

The following table sets forth information regarding compensation received by William W. Sherertz, who was our chief executive officer until his death on January 20, 2011, and the other three individuals who served as executive officers of the Company during 2011.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total Compensation
William W. Sherertz(5)	2011	$26,653	$—	$—	$—	$—	$26,653
Former President and Chief Executive Officer	2010	433,333	—	$10,945	32,428	141,709	618,415
	2009	350,000	—	$10,218	—	142,902	503,120

Michael L. Elich(5)	2011	$298,558	$63,704	$542,618	$45,252	$21,302	$971,434
President and Chief Executive Officer	2010	220,833	—	$54,774	16,526	12,682	304,815
	2009	200,000	—	$102,180	—	10,549	312,729

James D. Miller	2011	$224,327	$47,865	$361,730	$34,001	$9,387	$677,310
Vice President-Finance, Treasurer, and Secretary	2010	187,500	—	$54,774	14,031	8,272	264,577
	2009	175,000	—	$51,090	—	8,247	234,337

Gregory R. Vaughn	2011	$249,327	$53,198	$361,740	$37,791	$9,800	$711,856
Vice President	2010	210,833	—	$54,774	15,778	8,427	289,812
	2009	190,000	—	$102,180	—	8,255	300,435

(1)	The amounts shown represent discretionary cash bonuses awarded by the Compensation Committee.
(2)

The amounts shown represent the grant date fair value (computed in accordance with Topic 718 of the Accounting Standards Codification of the Financial Accounting Standards Board (the “ASC”)), with respect to grants of employee stock options under the Company’s stock incentive plans. Additional details regarding the terms of outstanding stock options held by the named executive officers are described under “Incentive Compensation” below. Assumptions used in calculating grant date fair value are described in Note 11 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”).

(3)

Amounts shown represent cash bonuses paid pursuant to the annual cash incentive bonus program with respect to performance during the year shown. Additional information regarding the bonus program appears under the heading “Compensation Discussion and Analysis” above.

(4)

Amounts shown for 2011 represent the sum of the amounts attributable to personal benefits and other items of compensation listed in the table below. For individual items marked with an X, the incremental cost to the Company or the amount paid to the named executive officer was less than $25,000. Other than Mr. Sherertz, no executive officer of the Company received perquisites or other personal benefits with a total value exceeding $10,000 during the years covered by the table. In addition to the benefits listed below, the Company provides medical and dental insurance benefits to all salaried employees on a nondiscriminatory basis.

	William W. Sherertz	Michael L. Elich	James D. Miller	Gregory R. Vaughn
Car Allowance	X	—	—	—
Reimbursement of Personal Income Taxes	—	$3,371	—	—
Personal Use of Corporate Aircraft	—	X	—	—
Employer Contributions to 401(k) Plan	—	$9,800	$9,387	$9,800

(5)

William W. Sherertz was President and Chief Executive Officer of the Company until his death on January 20, 2011; Michael L. Elich was appointed to that position on February 17, 2011 after serving on an interim basis for the intervening period.

Incentive Compensation

The following table sets forth information regarding awards under the Company’s annual cash incentive bonus program and the 2009 Stock Incentive Plan to the named executive officers during the year ended December 31, 2011.

Grants of Plan-Based Awards During 2011

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Option Awards ($)(4)
William W. Sherertz	—	—	—	—	—
Michael L. Elich	04/06/2011	—	75,000	$16.53	$542,618
James D. Miller	04/06/2011	—	50,000	$16.53	$361,730
Gregory R. Vaughn	04/06/2011	—	50,000	$16.53	$361,740

(1)	As described under “Compensation Discussion and Analysis” above, executive officers are eligible to receive a bonus calculated pursuant to an automatic formula based on the Company’s ROE.
(2)

Reflects a grant of an employee stock option which vests in eight equal annual installments beginning one year after the grant date and expires 10 years after the grant date. The option will become exercisable in full in the event of the optionee’s death, termination of employment by reason of disability or retirement, or a change in control of the Company.

(3)	The exercise price is equal to the closing sale price of the Common Stock on The Nasdaq Stock Market on the grant date.
(4)

The amounts shown represent the grant date fair value of stock options granted under the 2009 Stock Incentive Plan calculated in accordance with ASC Topic 718. Assumptions used in calculating the grant date fair value are described in Note 11 to the Company’s audited financial statements included in its 2011 Form 10-K.

No stock options were exercised by the named executive officers during the fiscal year ended December 31, 2011, and none of the named executive officers have received grants of restricted stock to date.

The table below provides information regarding outstanding stock options held by the named executive officers at the end of 2011.

Outstanding Equity Awards at December 31, 2011

Name	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
William W. Sherertz	—	—		—	—

Michael L. Elich	—	75,000	(1)	$16.53	4/06/2021
	2,500	7,500	(2)	13.38	3/04/2020
	10,000	10,000	(3)	11.08	1/16/2019
	25,000	—		15.20	7/01/2015
	3,873	—		9.27	3/04/2014

James D. Miller	—	50,000	(1)	$16.53	4/06/2021
	2,500	7,500	(2)	13.38	3/04/2020
	5,000	5,000	(3)	11.08	1/16/2019
	7,500	2,500	(4)	11.97	6/30/2018
	10,800	—		17.50	7/12/2015

Gregory R. Vaughn	—	50,000	(1)	$16.53	4/06/2021
	2,500	7,500	(2)	13.38	3/04/2020
	10,000	10,000	(3)	11.08	1/16/2019
	26,908	—		15.20	7/01/2015
	7,541	—		9.27	3/04/2014

(1)	The options vest in eight equal annual installments beginning on April 6, 2012.
(2)	The option vests in four equal annual installments beginning on March 4, 2011.
(3)	The options vest in four equal annual installments beginning on January 16, 2010.
(4)	The options vest in four equal annual installments beginning on June 30, 2009.

Additional Equity Compensation Plan Information

The following table summarizes information regarding shares of the Company’s Common Stock that may be issued upon exercise of options, warrants, and rights under the Company’s existing equity compensation plans and arrangements as of December 31, 2011. The only plan or arrangement under which equity compensation could be awarded at December 31, 2011, was the Company’s 2009 Stock Incentive Plan, which was approved by stockholders in May 2009. Prior to 2009, grants of stock options were made under the Company’s 2003 and 1993 Stock Incentive Plans, which had been approved by stockholders. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights under the plans, and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights	B. Weighted- average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders	671,294	$14.48	633,800
Equity compensation plans or arrangements not approved by stockholders	0	N/A	0

Total	671,294	$14.48	633,800

Potential Payments Upon Termination or Change in Control

In April 2011, the Compensation Committee approved new Change in Control Employment Agreements (the “CIC Agreements”) with Messrs. Elich, Miller and Vaughn. The CIC Agreements provide for compensation in the form of a severance payment in the event that the executive officer’s employment is terminated following a change in control of the Company.

Under the CIC Agreements, if employment is terminated by the Company (other than for cause, death or disability), or by the executive for good reason, within 12 months following a change in control, the executive will be entitled to receive an amount equal to three times the sum of (x) his annual base salary plus (y) his target annual cash bonus, in a lump sum within 30 days after his termination. If payment of these benefits would result in an “excess parachute payment” as defined in Code Section 280G, such payments shall be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Code Section 4999.

Brief summaries of the definitions of certain terms used in the CIC Agreements are set forth below.

“Change in control” means:

•	The acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s outstanding voting securities;

•	A change in the composition of the Board during any 12-month period such that the incumbent directors cease to constitute at least a majority of the Board, with certain exceptions;

•	Completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all the assets of the Company, with certain exceptions; or

•	Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

“Cause” means:

•	The willful failure to comply with any of the Company’s material and lawful policies or standards, subject to certain notice requirements;

•	The material breach of the confidentiality provisions of the agreement;

•	The willful and material failure to perform the duties of the officer’s position, subject to certain notice requirements;

•	Embezzlement, theft, larceny, fraud, or other material acts of dishonesty; or

•	Conviction of or entry of a plea of guilty or nolo contendere to a felony.

“Good reason,” for purposes of an executive’s termination of his employment with the Company following a change in control, means:

•	The executive experiences a material adverse change in his authority, duties, or responsibilities;

•

A material change in the executive’s supervisor, including reporting to a successor board of directors of which fewer than half of the members were directors of the Company immediately prior to the change in control or, for Messrs. Miller and Vaughn, if Mr. Elich ceases to be Chief Executive Officer for reasons other than cause, death or disability;

•	The executive’s base compensation (salary or target annual cash bonus) is reduced;

•	The executive is transferred to a location more than 50 miles from the present location;

•	The successor company does not agree to perform under the agreement; or

•	The Company does not comply with the material terms of the agreement.

All outstanding stock options held by the executives will also become exercisable in full following a change in control of the Company, whether or not the executive’s employment is terminated.

Each of our executives has entered into a separate non-competition agreement under which he has agreed not to become an owner, stockholder, partner, officer, or employee of a business that is engaged in or competes with the Company in any geographic area in which the Company has done business during the three months preceding termination of his employment, and not to solicit the Company’s customers or employees, for a period of 18 months after he is no longer employed by the Company.

The following table shows potential pay-outs under the CIC Agreements as of December 31, 2011, assuming that employment was terminated following a change in control of the Company, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on that date. The table also shows the value of outstanding employee stock options that were not vested on December 31, 2011, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment is terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options(2)	Total(1)
Michael L. Elich	$171,857	$395,400	$567,257
James D. Miller	$151,768	$285,238	$437,006
Gregory R. Vaughn	$863,373	$309,650	$1,173,023

(1)

Equal to three times the sum of the executive’s annual base salary level at December 31, 2011, and the cash incentive bonus paid for 2011, reduced to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G. The amounts shown reflect reductions as follows: Mr. Elich, $863,899; and Mr. Miller, $625,235.

(2)

Based on the difference between the closing sale price of the Common Stock on The Nasdaq Stock Market on December 30, 2011, $19.96 per share, and the per share exercise price. See “Outstanding Equity Awards at December 31, 2011” on page 17 for additional information.

Compensation Committee Interlocks and Insider Participation

Messrs. Carley, Hicks, Justesen and Meeker served on the Compensation Committee during 2011. During 2011, none of the Company’s executive officers served on the board of directors of any entity whose directors or officers serve on our Compensation Committee.

RELATED PERSON TRANSACTIONS

Under the charter of the Audit Committee, the committee must determine whether or not to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed in the Company’s proxy statement. There are no written procedures regarding review or approval of any such transactions, and no specific standards are employed by the Audit Committee in determining whether or not to approve a particular transaction.

In 2009, the Company purchased 1.25 acres of riverfront property on the Columbia River in Washougal, Washington (the “Property”), for a total cost of $1.5 million. The purchase price was paid with cash of $1.0 million and a note payable in the face amount of $500,000. Effective December 23, 2009, the Company entered into a triple net ground lease between the Company and an entity formed by William W. Sherertz, the Company’s former Chief Executive Officer, and an outside third party for purposes of constructing, owning, and operating a restaurant on the Property (the “Lease”). The Lease requires annual cash payments by the entity of

$25,000 through 2011 and 5% of the restaurant’s gross income thereafter through the end of the lease in December 2020. Both the Company’s acquisition of the Property in 2009 and entry into the lease with the LLC in 2010 were unanimously approved by the members of the Audit Committee. Upon Mr. Sherertz’s death, his interest in the entity formed to construct and operate the restaurant was transferred to his Estate, which also held approximately 25% of the outstanding Common Stock.

On March 9, 2012, the Company entered into a stock repurchase agreement with Kimberly J. Jacobsen Sherertz in her capacities as Personal Representative of the Estate and Trustee of the Barrett Share Trust under the Will of William W. Sherertz, and Kimberly J. Jacobsen Sherertz individually. Pursuant to the agreement, the Company agreed to acquire 2,485,929 shares of Common Stock (the “Estate Shares”) held by the Estate at a price of $20.00 per share, for aggregate consideration of $49,718,580 consisting of $20,745,580 in cash at closing and 28,973 shares of Series A Preferred Stock.

Also on March 9, 2012, the Company entered into a stock repurchase agreement with Nancy Sherertz to acquire 500,000 shares of Common Stock at a price of $20.00 per share for aggregate consideration of $10,000,000 consisting of $4,173,000 in cash at closing and 5,827 shares of Series A Preferred Stock. Prior to the repurchase, Nancy Sherertz beneficially owned approximately 8.1% of the outstanding Common Stock.

The stock repurchases were completed on March 28, 2012. In connection with the repurchase transaction, Kimberly J. Jacobsen Sherertz agreed to cause the Estate and all other participants in her proxy soliciting group to cease all efforts previously undertaken with respect to her request for a special stockholders meeting, as well as her nomination of individuals for election at the Annual Meeting, and to refrain from similar actions during a standstill period ending May 31, 2014.

The initial dividend rate on the Series A Preferred Stock is 5% per annum, payable semi-annually at the Company’s option in cash or additional shares of Series A Preferred Stock. The dividend rate will increase by 2% annually beginning April 1, 2013 until all the Series A Preferred Stock has been redeemed. The Series A Preferred Stock is redeemable by the Company at its option in whole or in part at any time at the redemption price of $1,000 per share plus all accrued and unpaid dividends. The Series A Preferred Stock is subject to mandatory redemption five years from the date the shares of Series A Preferred Stock were originally issued. To the extent that outstanding shares of Series A Preferred Stock are redeemed prior to September 28, 2012, no dividends will become payable. The Series A Preferred Stock has no conversion rights and, except in limited circumstances, the holders of the Series A Preferred Stock have no voting rights.

OTHER MATTERS

Management knows of no matter to be brought before the Annual Meeting other than the election of directors, ratification of the selection of independent auditors, and the advisory vote to approve our executive compensation. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted by e-mail to bod@bbsihq.com. All directors have access to this e-mail address. Communications to individual directors or committees should be sent to the attention of the intended recipient. The chair of the Audit Committee will be primarily responsible for monitoring e-mails to the Board (or its members or committees) and for forwarding messages as appropriate.

Stockholder communications sent by regular mail to the attention of the Board (or to individual directors or committees) will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2013

Stockholder proposals submitted for inclusion in the proxy materials for the annual meeting of stockholders to be held in 2013 must be received by the Company by December 27, 2012. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to James D. Miller, Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662.

Under our Bylaws, notice of any proposal that is not submitted for inclusion in next year’s proxy materials, but instead is sought to be presented directly at the 2013 annual meeting of stockholders, generally must be received not less than 90 days (January 26, 2013) or more than 120 days (December 27, 2012) prior to the one-year anniversary of the date of mailing the prior year’s proxy materials. Notices of intention to present proposals at the 2013 annual meeting should be forwarded to the address listed above.

April 26, 2012	BARRETT BUSINESS SERVICES, INC.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET http://www.proxyvoting.com/bbsi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
BARRETT BUSINESS SERVICES, INC.	OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼  FOLD AND DETACH HERE  ▼

This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is indicated, the proxy will be voted FOR Items 1, 2 and 3.	Please mark your votes as indicated in this example	☒

1. To elect six directors to a one-year term.
Nominees:		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
01 Thomas J. Carley	04 Roger L. Johnson	☐	☐	☐
02 Michael L. Elich	05 Jon L. Justesen
03 James B. Hicks, Ph.D.	06 Anthony Meeker
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s number in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Ratification of selection of Moss Adams LLP as our independent registered public accounting firm for 2012.	☐	☐	☐
3.	Advisory vote on executive compensation.	☐	☐	☐

4.	To vote in accordance with their best judgment upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE 2012 NOTICE OF ANNUAL MEETING AND ACCOMPANYING PROXY STATEMENT AND 2011 ANNUAL REPORT TO STOCKHOLDERS AND REVOKES ALL PRIOR PROXIES FOR SAID MEETING.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Signature	Date

 You can now access your Barrett Business Services, Inc. account online.

Access your Barrett Business Services, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Barrett Business Services, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://bbsi2012.investorroom.com

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PROXY

BARRETT BUSINESS SERVICES, INC.

Annual Meeting of Stockholders — May 30, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael L. Elich and Anthony Meeker, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Barrett Business Services, Inc., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on Wednesday, May 30, 2012, at 2:00 p.m., or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	21461